Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Completes $6.3 Million Convertible Preferred Stock Offering

ST. PAUL, Minnesota, September 30, 2010 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced that it has entered into binding securities purchase agreements in a private placement transaction with several accredited investors for a Series A non-voting convertible preferred stock offering, with gross proceeds of $6.3 million, before deducting offering expenses, and expects to close the transaction today. The offer includes the sale and issuance of approximately 3.4 million shares of the convertible preferred stock at a purchase price of $1.72 per share, the closing bid price of the Company’s common stock as reported on the Nasdaq Capital Market on September 29, 2010. Each share of preferred stock is convertible into one share of the Company’s common stock. The Company intends to use the net proceeds of this offering for general working capital purposes. Canaccord Genuity Inc. acted as the sole placement agent for the offering.

In addition to the shares purchased, approximately 3.4 million warrants of common stock were issued. The warrants, which represent the right to acquire one share of EnteroMedics’ common stock, have an exercise price per share of 125% of the original purchase price of the convertible preferred stock. The purchase price for each warrant will equal $0.125 per share of common stock underlying the warrant. The warrants will become exercisable upon the later to occur of the following: (i) the date that is six months and one day after the issuance of the warrants, or (ii) the closing of an offering of equity securities producing gross proceeds of at least $15 million (excluding proceeds from the convertible preferred stock offering).

The offer and sale of the shares of the Company’s common stock and warrants have not been registered under the Securities Act of 1933, as amended, and the shares and warrants may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The securities were offered and will be sold only to a limited number of accredited investors. Pursuant to the securities purchase agreements, the Company agreed to file a registration statement with the Securities and Exchange Commission following the conversion of the convertible preferred stock into shares of common stock, registering for resale a certain number of the shares of common stock and common stock issuable upon exercise of the warrants sold to certain of the investors in the private placement. This press release is being issued pursuant to Rule 135(c) under the Securities Act of 1933, as amended, and shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC(R) vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ second-generation Maestro RC System). EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro(R) System for the treatment of obesity; our preliminary findings from our EMPOWER(TM) pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC(R) vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 29, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro(R) System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.